Exhibit 10.2.12

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

NOTICE OF SHARE OPTION AWARD

(FOUR TRANCHE)

On <Date> (the “Award Date”) you were awarded an option to purchase Verigy Ltd. (the “Company”) ordinary shares.  The Option shall be divided into four tranches, each representing 1/4 of the total shares covered by the Option.  Each traunch will be summarized on the Award Summary page of your Smith Barney account.  Each summary (including the number of shares and exercise price of each traunche) will be posted to your Smith Barney account shortly after the exercise price is determined as follows:

Exercise Prices (1)

Exercise Price Per Share, 1st Tranche:                                      The last sale price of Verigy ordinary shares on <Date>;

Exercise Price Per Share, 2nd Tranche:                                   The last sale price of Verigy ordinary shares on the third business day following Verigy’s announcement of financial results for the fiscal quarter ending <Date>;

Exercise Price Per Share, 3rd Tranche:                                     The last sale price of Verigy ordinary shares on the third business day following Verigy’s announcement of financial results for the fiscal quarter ending <Date> ; and

Exercise Price Per Share, 4th Tranche:                                     The last sale price of Verigy ordinary shares on the third business day following Verigy’s announcement of financial results for the fiscal quarter ending <Date>.

Vesting Schedule

1st Tranche (1/4shares):                                                                                                                   The first tranche of shares subject to this option vests and becomes exercisable in 16 equal quarterly installments, (2) with the first installment vesting on <Date>, provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

2nd Tranche (1/4shares):                                                                                                                The second tranche of shares subject to this option vests and becomes exercisable in 15 equal quarterly installments, (2) with the first installment vesting on <Date>, provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

3rd Tranche (1/4shares):                                                                                                                  The third tranche of shares subject to this option vests and becomes exercisable in 14 equal quarterly installments, (2) with the first installment vesting on <Date>, provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

4th Tranche (1/4shares):                                                                                                                  The fourth tranche of shares subject to this option vests and becomes exercisable in 13 equal quarterly installments, (2) with the first installment vesting on <Date>, provided that you continue to be an Awardee Eligible to Vest as of the applicable vesting date.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are made a part of this document.

You further agree that the Company shall cause the shares issued upon exercise of this option to be deposited in your Smith Barney Account and, further, that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

BY CLICKING ON THE “ACCEPT” BUTTON ON THE SCREEN TITLED “STEP 3: CONFIRM THE REVIEW/ACCEPTANCE OF YOUR AWARD,” YOU AGREE TO BE BOUND BY THE STOCK OPTION AGREEMENT, THIS NOTICE AND THE PLAN.	VERIGY LTD.
BY:
KEITH L. BARNES
PRESIDENT AND CHIEF EXECUTIVE OFFICER

(1) Except as set forth in the accompanying Option Agreement, the exercise prices for the 2nd through 4th tranches shall be equal to the closing price of Verigy ordinary shares on the pricing dates indicated above.  Such prices shall be set automatically and without any further action on the part of the Company or the optionee.

(2) No fractional shares shall be issuable.  The number of shares exercisable at each vesting event other than the last shall be rounded down to the nearest whole share and the last vesting event shall cover all shares not previously vested.

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN

SHARE OPTION AGREEMENT

(Four Tranche)

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting	This option becomes exercisable in installments, during the Option term as shown in the Notice of Stock Option Award, as long as you remain an Awardee Eligible to Vest (as defined in the Plan).

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.

Term

This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Award, as shown in the Notice of Stock Option Award. (It may expire earlier if your Service terminates, as described below.)

Regular Termination

Unless otherwise provided in an agreement between you and the Company, if your Service terminates for any reason except death, total and permanent disability, or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.

Termination as a result of Death, Disability or Retirement

If you die before your Service terminates, or if your Service terminates because of your total and permanent disability or in connection with your retirement due to age, then (i) the vested portion of each tranche of this option will be determined by adding 12 months to your length of service and (ii) you will be entitled to exercise this option until the close of business at Company headquarters on the one year anniversary of the date of death, disability or retirement, or, if earlier, until the expiration of the term of this option, as provided in the Plan.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last for a continuous period of not less than one year.

Special Provisions	Notwithstanding the establishment of pricing dates for the 2nd, 3rd and 4th tranches of the award as set forth in the Notice of Stock Option Award, the exercise price of any

for Accelerated Pricing of Unpriced Tranches	previusly unpriced tranche shall be established in accordance with the following in the following circumstances:

Change of Control. In the event that prior to any pricing date the Company or any third party publicly announces any transaction or event which, as announced or if consummated, would constitute a Change of Control (as defind in the Plan) of the Company, the per-share exercise price for each tranche of this option not already priced as of the date of such announcement shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding such announcement.

Termination of Employment. In the event that prior to any pricing date your Service (as defined in the Plan) with the Company and its affiliates shall terminate for any reason, then the per-share exercise price for each tranche of this option not already priced as of the date of such termination of Service shall become fixed at an amount equal to the closing price of Verigy ordinary shares on the last trading day immediately preceding your last day of Service.

No Affect On Vesting. The Vesting provisions applicable to any tranche shall not be affected by a change in the timing of establishing the exercise price in accordance with the preceding paragraphs.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as prescribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider.

Your exercise notice must specify which tranche(s) of this option you are exercising.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Sections 5.7 (a), (c) and (d) of the Plan.

Withholding Taxes and Stock Withholding

You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. Such arrangements include an irrevocable direction to the Company’s securities broker service provider to sell all or a part of the Shares being purchased under this option and to deliver all or part of the sales proceeds to the Company, pursuant to Section 5.7(c) of the plan.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.  If the Committee makes this option transferable, it shall contain such additional terms and conditions as the Committee deems appropriate.

Retention Rights

Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.  This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.